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Exhibit 99.1

LAKEHEAD PIPE LINE COMPANY, INC.
(A wholly owned subsidiary of Enbridge Pipelines Inc.)

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

DECEMBER 31, 1999 AND 1998

Report of Independent Accountants

To	the Shareholder and Board of Directors of Lakehead Pipe Line Company, Inc.

In our opinion, the accompanying consolidated statement of financial position presents fairly, in all material respects, the financial position of Lakehead Pipe Line Company, Inc. (a wholly-owned subsidiary of Enbridge Pipelines Inc.) and its subsidiaries at December 31, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial position is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial position assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement of financial position presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
January 7, 2000

LAKEHEAD PIPE LINE COMPANY, INC.
(a wholly owned subsidiary of Enbridge Pipelines Inc.)

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

	December 31,
	1999	1998
	(United States dollars in millions)
ASSETS
Current Assets
Cash	$0.9	$0.6
Accounts receivable	6.1	4.7
Loans to affiliated companies (Note 7)	67.6	35.5

	74.6	40.8
Loans to Affiliated Companies (Note 7)	472.3	457.8
Investment in Master Limited Partnership (Note 3)	56.6	44.2
Investment in Frontier Pipeline Company (Note 4)	7.0	8.8
Deferred Charges and Other	16.9	8.0

	$627.4	$559.6

LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable and other	$5.3	$4.8
Income and other taxes	0.6	1.9

	5.9	6.7
Long-term Debt (Note 5)	273.7	259.2
Other Long-term Liabilities	10.5	2.0
Deferred Income Taxes (Note 6)	146.0	142.1
Minority Interest (Note 2)	0.3	0.3
Contingencies (Note 8)

	436.4	410.3

Shareholder's Equity
Common stock
Authorized—500,000 shares, at $50 par value each
Issued—400,000 shares	20.0	20.0
Contributed surplus	6.6	6.6
Retained earnings	164.4	122.7

	191.0	149.3

	$627.4	$559.6

The accompanying notes to the consolidated statement of financial position are an integral part of this statement.

LAKEHEAD PIPE LINE COMPANY, INC.
(a wholly owned subsidiary of Enbridge Pipelines Inc.)
NOTES TO THE 1999 AND 1998 CONSOLIDATED STATEMENT
OF FINANCIAL POSITION
(United States dollars in millions)

1.  NATURE OF OPERATIONS

    Lakehead Pipe Line Company, Inc. ("Company") is the general partner of Lakehead Pipe Line Partners, L.P. and Lakehead Pipe Line Company, Limited Partnership, collectively known as the "Partnership". As the sole general partner, the Company is responsible for management and operation of the Partnership. Consolidated subsidiaries primarily engage in investment and lending activities. The Company is owned by Enbridge Pipelines Inc. ("Enbridge Pipelines"), a Canadian corporation owned by Enbridge Inc. ("Enbridge") of Calgary, Alberta, Canada.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The consolidated statement of financial position of the Company is prepared in accordance with generally accepted accounting principles. The preparation of a statement of financial position in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures. Actual results could differ from those estimates and assumptions; however, management believes that such differences would not be material.

Principles of Consolidation

    The consolidated statement of financial position includes the accounts of the Company, its wholly owned subsidiaries, IPL Energy Finance Company ("Finance Co."), IPL Energy (Atlantic) Incorporated ("Atlantic"), LPL Financial Inc., Enbridge Holdings (Frontier) Inc., Westcoast Oil & Gas Corp. and its 99% limited partner interest in Lakehead Services, Limited Partnership ("Services Partnership"). During 1999, the Company's wholly owned subsidiary, LPL Commerce (Cayman) Inc., was dissolved. The 1% general partner interest in the Services Partnership is accounted for as a minority interest. The equity method is used to account for the effective 2% general partner and 13.3% limited partner interest in the Partnership and a 43.75% partnership interest in Frontier Pipeline Company ("Frontier").

Deferred Income Taxes

    Deferred income taxes are accounted for using the liability method. Under this method, deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. These deferred income taxes are measured by applying currently enacted tax laws.

Deferred Financing Charges

    Deferred financing charges are amortized on the straight-line basis over the life of the related debt which is comparable to results using the effective interest method.

Comparative Amounts

    Comparative amounts are reclassified to conform with the current year's financial statement presentation.

Off Balance Sheet Financial Instruments

    Gains and losses on financial instruments used to hedge the Company's income tax exposure to foreign exchange fluctuations upon repayment of the Canadian dollar denominated debt are deferred and recognized concurrently with the related tax expense.

Foreign Currency Translation

    The Company's functional currency for its foreign subsidiaries Finance Co. and Atlantic is the Canadian dollar. Assets and liabilities are translated into U.S. dollars using the exchange rate on the balance sheet date, except non-monetary items which are translated on a historical basis.

3.  INVESTMENT IN MASTER LIMITED PARTNERSHIP

    On December 27, 1991, the Company transferred substantially all of its assets and liabilities related to its pipeline business to the Partnership, a Delaware Master Limited Partnership. The Company has an effective 2% general partner and 13.3% limited partner interest in the Partnership.

    On April 28, 1999, the Partnership issued an additional 2.7 million Class A Common Units to unrelated parties resulting in a decrease in the Company's limited partner interest from 14.6% to 13.3%. Concurrently, the Company contributed $2.6 million to maintain the 2% general partner interest. The proceeds received by the Partnership were allocated among the capital accounts of the Class A and B Common Unitholders based upon the increase in Partnership net assets attributable to each interest as a result of the issuance. The Company's pro rate share of Partnership net assets increased and the Company recognized a gain.

    The carrying value of the Company's 15.3% investment in the Partnership of $56.6 million (1998—$44.2 million) is based on the historical cost of net assets transferred to the Partnership, and includes gains recognized upon the Partnership's issuance of additional units.

    The assets, liabilities and partners' capital of the Partnership are summarized below:

December 31,	1999	1998
Current assets	$86.4	$111.3
Deferred charges and other	6.0	6.9
Property, plant and equipment, net	1,321.3	1,296.2

	$1,413.7	$1,414.4

Current liabilities	$39.5	$102.3
Long-term debt	784.5	814.5
Minority interest	3.6	2.6
Partners' capital	586.1	495.0

	$1,413.7	$1,414.4

4.  FRONTIER PIPELINE COMPANY

    Frontier is a Wyoming general partnership, which owns and operates a 290-mile crude oil pipeline in Utah and Wyoming. The Company holds a 43.75% general partner interest and is required to support Frontier's financial obligations to this extent. In 1999, the Company received cash distributions of $7.8 million from Frontier (1998—$1.3 million).

5.  DEBT

Long-term Debt

    Finance Co. has a Canadian denominated $400.0 million committed extendible revolving credit facility, which is guaranteed by Enbridge. The facility terminates on October 11, 2005 and can be extended a further 364 days based upon an annual request. On October 13, 1998, Finance Co. borrowed Canadian $400.0 million under this facility. The interest rate on the loan, which is reset quarterly based upon the Canadian dollar three-month LIBOR rate plus 32.5 basis points, averaged 5.3% (1998—5.7%) and was 5.5% at the end of 1999 (1998—5.7%). The U.S. dollar equivalent of the debt at December 31, 1999 is $273.7 million (1998—$259.2 million).

Revolving Credit Facility Agreement

    The Services Partnership has a $350.0 million ($205.0 million prior to June 18, 1998) Revolving Credit Facility Agreement scheduled to mature during September 2004. Each year, on the anniversary date of the facility, the current maturity date may be extended by one year subject to the approval of the lending banks. Under the terms of the facility, the Services Partnership and the Partnership may draw down funds up to a combined maximum amount of $350.0 million. The Partnership is entitled to require the Services Partnership to repay amounts owed by the Services Partnership in order to allow the Partnership to borrow thereunder. Upon drawdown by the Services Partnership, the loans are collateralized with U.S. or Canadian government securities. At December 31, 1999, $275.0 million (1998—$305.0 million) of the facility was utilized by the Partnership and none was utilized by the Services Partnership. The facility provides for borrowing at variable interest rates and contains various restrictive covenants applicable to the Services Partnership, including restrictions on the incurrence of certain other indebtedness and liens, mergers and investments.

Interest

    Interest paid on short-term loans from affiliated companies amounted to $16.2 million (1998—$1.3 million).

6.  DEFERRED INCOME TAXES

    Deferred income tax liabilities of $146.0 million at December 31, 1999 (1998—$142.1 million) have arisen principally as a result of the gain deferral, for income tax purposes, on the transfer of assets to the Partnership.

7.  RELATED PARTY TRANSACTIONS

    At December 31, 1999, accounts receivable included $0.9 million (1998—$0.4 million) from the Partnership and $5.2 million (1998—$4.2 million) from affiliated companies. Accounts payable at December 31, 1999 included $1.8 million (1998—$0.6 million) to an affiliated company.

    On October 9, 1998, Enbridge Pipelines issued a one-year Canadian dollar denominated note to Atlantic for $400.0 million, which was extended for one year upon maturity and can be further extended upon request. The interest rate on the loan, which is reset quarterly based upon the Canadian three-month LIBOR rate plus 66.5 basis points, averaged 5.6% (1998—6.0%) and was 5.8% at the end of 1999 (1998—6.0%). The U.S. dollar equivalent of the note at December 31, 1999 is $273.7 million (1998—$259.2 million).

    At December 31, 1999 and December 31, 1998, the Company had outstanding a U.S. dollar denominated long-term loan to Enbridge of $198.6 million due to mature on August 22, 2012. The interest rate on the loan is 8.0% per annum, payable semi-annually.

    In late March 1999, the Partnership borrowed $25.0 million from the Company under a lending facility authorized by the Board of Directors of the Company. The loan was repaid in early April 1999 and had an interest rate of 7.8%. In late September 1998, the Partnership borrowed $37.0 million from the Company. This loan was repaid in early October 1998, and had an interest rate of 8.8%. The Company is authorized to make loans from time to time to the Partnership, on an uncommitted basis, in an amount not to exceed $200.0 million.

    From time to time, the Company makes demand loans to various affiliated companies. Generally, the U.S. dollar denominated short-term demand loans bear interest at 130% of the monthly short-term applicable federal rate. During 1999, the interest on these U.S. demand loans averaged 6.5% (1998—6.7%). The interest rate on the Canadian dollar denominated demand loan is based upon the Canadian three-month LIBOR rate plus 25.0 basis points. During 1999, the interest on these Canadian demand loans averaged 5.1%.

    Loan balances to affiliated companies at December 31, are as follows:

	Currency	12/31/99 Rate	Maturity	1999	1998
Loans to Affiliated Companies:
Enbridge Pipelines	Canadian	5.8%	2000	$273.7	$259.2
Enbridge	US	8.0%	2012	198.6	198.6
Enbridge (U.S.) Inc.	US	7.1%	Demand	51.9	23.1
Enbridge Pipelines	Canadian	5.2%	Demand	15.7	—
Enbridge	US		Demand	—	10.2
Enbridge Pipelines (Toledo) Inc.	US		Demand	—	1.8
Enbridge (Pennsylvania) Inc.	US		Demand	—	0.4

				539.9	493.3
Current Portion				(67.6)	(35.5)

				$472.3	$457.8

    From time to time, the Company borrows from various affiliated companies. Generally, these short-term demand notes bear interest at 130% of the monthly short-term applicable federal rate. During 1999, the Company borrowed a total of $125.0 and $1.5 million from Enbridge and Enbridge Holdings (Mustang) Inc., respectively. These demand notes carried an average interest rate of 6.5% and were repaid during 1999.

8.  CONTINGENCIES

    In connection with the transfer of its pipeline business to the Partnership, the Company will indemnify the Partnership from and against substantially all liabilities, including liabilities relating to environmental matters, arising from operations prior to the transfer. This indemnification does not apply to amounts that the Partnership would be able to recover in its tariff rates (if not recovered through insurance), or to any liabilities relating to a change in laws after December 27, 1991. In addition, in the event of default, the Company, as sole general partner, is subject to recourse with respect to the Partnership's First Mortgage Notes and Revolving Credit Facility Agreement which amounted to $585.0 million at December 31, 1999 (1998—$615.0 million).

9.  FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

    Based on the lending and borrowing rates currently available for instruments with similar terms and the same remaining maturities, the carrying amount of the intercompany advances and loans approximate fair value.

    Based on quoted market prices for the Partnership's publicly held Class A Common Units as at December 31, 1999, the fair value of the Company's 15.3% ownership of the Partnership, which is carried at $56.6 million (1998—$44.2 million), is estimated to be approximately $156.7 million (1998—$215.7 million). This method values the general partner interest (2%) on the same basis as the limited partner's interest, and does not attribute any value to the General Partner's right to receive incentive distributions.

Fair Value of Off Balance Sheet Financial Instruments

    The Company has financial instruments denominated in Canadian dollars at December 31, 1999 that have exposure to fluctuations in exchange rates. Accordingly, the Company enters into foreign exchange contracts with major financial institutions to offset the impact of U.S. income taxes on gains and losses arising from the translation of these financial instruments. At December 31, 1999, the Company had foreign exchange contracts, maturing on October 13, 2003, to sell Canadian $234.6 million dollars for a contracted amount of $150.0 million. The fair value payable of the agreements is approximately $12.4 million (1998—$3.0 million), reflecting the estimated amount that the Company would pay to terminate the contracts at the year-end date.

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NOTES TO THE 1999 AND 1998 CONSOLIDATED STATEMENT